News from

EXHIBIT B

Public Relations Office:

Xerox Square - 004

100 S. Clinton Ave.

Rochester, NY 14644

FOR IMMEDIATE RELEASE

XEROX CEO TO INITIATE PLANNED TRADING PLAN

STAMFORD, Conn., Nov. 5, 2004 – Xerox Chairman and Chief Executive Officer Anne M. Mulcahy has entered into a pre-arranged plan to sell a small portion of her holdings in Xerox Corporation (NYSE: XRX). Under the terms of the plan, adopted in compliance with Securities Exchange Commission Rule 10b5-1, Mulcahy will sell up to 150,000 shares of Xerox stock each quarter next year, beginning in February 2005. These shares, totaling up to 600,000, will be acquired through the exercise of employee stock options granted in 2001, and represent about 11 percent of the total Xerox shares and options owned by Mulcahy. She elected to participate in the planned selling program for diversification and tax-planning purposes.

This is the first time since 1999 that Mulcahy has chosen to sell Xerox shares or exercise options. Including Mulcahy’s direct purchases of Xerox common stock, her ownership level is about 50 percent more than the corporation’s mandatory equity holding requirement.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios and spread stock trades over an extended period of time to reduce potential market impact. Beginning next year, the corporation intends to accommodate the use of Rule 10b5-1 plans for other corporate officers.

Mulcahy’s transactions under her Rule 10b5-1 plan will be publicly disclosed with the SEC through Form 4 filings.

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Media Contacts:

Christa Carone, Xerox Corporation, 585-423-5074, christa.carone@xerox.com

NOTE TO EDITORS: This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s second-quarter 2004 Form10-Q filed with the SEC.